An Annual Meeting of Shareholders was held on June 9, 2014. Shareholders voted to elect Trustees of the Fund to hold office for a term of three years or until their respective successors shall have been duly elected and qualified. The following votes were cast with respect to each of the nominees:

                             For               Withheld
Michael W. Bonney         13,058,116            258,449
Oleg M. Pohotsky          13,042,971            273,594
William S. Reardon, CPA   13,069,821            246,744

Michael W. Bonney, William S. Reardon, CPA and Oleg M. Pohotsky were elected to serve until the 2017 Annual Meeting.

Trustees serving until the 2015 Annual Meeting are Rakesh K. Jain, Ph.D., Daniel R. Omstead, Ph.D. and Lucinda H. Stebbins, CPA.

Trustee serving until the 2016 Annual Meeting is Uwe E. Reinhardt.

Shareholders ratified the appointment of Deloitte & Touche LLP as the independent registered public accountants of the Fund for the fiscal year ending September 30, 2014 by the following

   For          Against        Abstain
13,110,024      99,245         107,295